EXHIBIT 99.2

CHARLES RIVER ASSOCIATES (CRA)

FIRST QUARTER FISCAL YEAR 2013

EARNINGS ANNOUNCEMENT

PREPARED CFO REMARKS

CRA is providing a copy of prepared remarks by CFO Wayne Mackie in combination with its press release. These remarks are offered to provide the investment community with additional information on CRA’s financial results prior to the start of the conference call. As previously announced, the conference call will begin today, April 25, 2013, at 9:00 am ET.  These prepared remarks will not be read on the call.

Q1 2013 Summary (Quarter ended March 30, 2013)

•                  Non-GAAP Revenue: $62.0 million

•                  Non-GAAP Net Income: $3.1 million, or $0.31 per diluted share

•                  Non-GAAP Operating Margin: 6.4%

•                  Non-GAAP Effective Tax Rate: 13.3%

•                  Utilization: 67%

•                  Cash and Cash Equivalents: $30.6 million at March 30, 2013

Revenue

In today’s press release, we reported GAAP revenue for Q1 of fiscal 2013 of $63.1 million, compared with GAAP revenue of $69.1 million for the fiscal quarter ended March 31, 2012.  GAAP revenue for Q1 of fiscal 2013 included $1.1 million from our NeuCo subsidiary.  GAAP revenue for Q1 of fiscal 2012 included $1.2 million from NeuCo.

Excluding NeuCo revenue from all periods, non-GAAP revenue was $62.0 million for Q1 of fiscal 2013 compared with $68.0 million for Q1 of fiscal 2012.

During Q1, certain practices performed well, particularly Antitrust & Competition Economics, Intellectual Property, Labor & Employment, and Auctions & Competitive Bidding. The Q1 year-over-year decline in non-GAAP revenue is largely related to lower-than-expected results from other practices within both Litigation and Management Consulting. The Finance practice, historically a consistent and solid performer, experienced the simultaneous slowdown of several ongoing litigation engagements. Life Sciences and Marakon are prone to the quarterly variability often characterized by the boutique management consulting sector, but as in fiscal 2012, we expect our Management Consulting portfolio to produce solid results for this full fiscal year.

Utilization

Utilization on a firm-wide basis in the first quarter of fiscal 2013 was 67%. This compares with 68% in both Q1 of fiscal 2012 and the fourth quarter of fiscal 2012.

Gross Margin

GAAP gross margin in Q1 of fiscal 2013 was 33.4%, compared with 32.8% in Q1 of fiscal 2012. Non-GAAP gross margin for Q1 of fiscal 2013 was 32.9%, compared with non-GAAP gross margin of 32.1% in Q1 of fiscal 2012. Client reimbursable expenses, on a non-GAAP basis, were 12.3% of revenue in Q1 2013, compared with 12.1% in Q1 2012.

SG&A Expenses

For Q1 of fiscal 2013, we reduced our GAAP SG&A expenses to $15.8 million, or 25.0% of revenue, compared with GAAP SG&A expenses of $17.9 million, or 25.8% of revenue, in Q1 of fiscal 2012.

Non-GAAP SG&A expenses were $14.9 million, or 24.0% of revenue, in Q1 of fiscal 2013, compared with $16.4 million, or 24.1% of revenue, in Q1 of fiscal 2012. We remain focused on strict SG&A expense management. The reduction in rent and related expenses was the largest factor contributing to the decrease in non-GAAP SG&A as we reduced office space in London at the end of Q2 of fiscal 2012 and in Boston at the end of Q4 of fiscal 2012.

Commissions to non-employee experts are included in non-GAAP SG&A. Those commissions represented 3.4% of non-GAAP revenue in Q1 of fiscal 2013 compared with 2.3% of non-GAAP revenue in Q1 of fiscal 2012. Excluding these commissions, non-GAAP SG&A expenses were 20.7% and 21.8% in Q1 of fiscal 2013 and in Q1 of fiscal 2012, respectively.

Depreciation & Amortization

On a non-GAAP basis, depreciation and amortization expense was flat at approximately $1.5 million for Q1 of fiscal 2013 and Q1 of fiscal 2012.

Share-Based Compensation Expense

Share-based compensation expense was approximately $0.5 million for Q1 of fiscal 2013, compared with $1.5 million for Q1 of fiscal 2012.  The year-to-year reduction resulted primarily from changes in estimates surrounding the achievement of targets for certain of our performance-based equity awards.

Operating Income

On a GAAP basis, operating income was $3.8 million, or 6.0% of revenue, in Q1 of fiscal 2013, compared with operating income of $3.3 million, or 4.8% or revenue, in Q1 of fiscal

2012. Non-GAAP operating income was $3.9 million, or 6.4% of revenue, for Q1 of fiscal 2013, compared with $3.9 million, or 5.8% of revenue, for Q1 of fiscal 2012.

Interest and Other Income (Expense), net

In Q1 of fiscal 2013, interest and other expense was $397,000 on a GAAP basis and $377,000 on a non-GAAP basis. This compares with interest and other expense of $53,000 on a GAAP basis and $11,000 on a non-GAAP basis for Q1 of fiscal 2012. The primary reason for the increase in interest and other expense was due to the impact of unfavorable foreign exchange rate movements coupled with the net monetary position of our foreign subsidiaries. We anticipate our new multi-currency facility will allow us to minimize such foreign exchange exposures.

Income Taxes

The following table outlines our income tax provision recorded and the resulting effective tax rates (in $000):

	GAAP		NON-GAAP
	Q1		Q1
	2013	2012	2013	2012
Tax Provision	$542	$2,817	$472	$3,017
Effective Tax Rate	16.0%	86.6%	13.3%	76.8%

Our Q1 non-GAAP effective tax rate was down significantly compared with Q1 of fiscal 2012. The primary reasons for the low effective tax rates for the first quarter of fiscal 2013 were a tax benefit associated with a favorable resolution of a tax matter and international profitability sheltered by net operating losses.  We expect a more normalized non-GAAP effective tax rate of approximately 40% over the remainder of fiscal 2013. For the first quarter of fiscal 2012, lower international revenue produced a loss for CRA’s international operations primarily in the Middle East, and CRA was not able to record a tax benefit for those losses, which resulted in the unusually high effective tax rates for that fiscal quarter.

Net Income

GAAP net income for Q1 of fiscal 2013 was $3.0 million, or $0.29 per diluted share, compared with GAAP net income of $0.5 million, or $0.05 per diluted share, for Q1 of fiscal 2012. Non-GAAP net income for Q1 of fiscal 2013 was $3.1 million, or $0.31 per diluted share, compared with $0.9 million, or $0.09 per diluted share, for Q1 of fiscal 2012. The increase in net income was primarily due to more favorable effective tax rates.

Key Balance Sheet Metrics

Turning to the balance sheet, billed and unbilled receivables at March 30, 2013 were $79.1 million, compared with $77.3 million at December 29, 2012.  Current liabilities at the end of Q1 of fiscal 2013 were $82.4 million, compared with $69.2 million at the end of Q4 of fiscal 2012. The increase in current liabilities in Q1 of fiscal 2013 is due to recognizing deferred compensation commitments and an acquisition earnout.

Total DSOs in Q1 of fiscal 2013 were 102 days consisting of 66 days of billed and 36 days of unbilled. This is up from the 98 days we reported in Q4 of fiscal 2012 consisting of 69 days of billed and 29 days of unbilled. We continue to target a DSO level of 100 days or less.

Cash and Cash Flow

Cash and cash equivalents decreased to $30.6 million at March 30, 2013, compared with $55.5 million at December 29, 2012.

Our capital expenditures totaled approximately $1.2 million in Q1 of fiscal 2013, compared with $0.7 million in Q1 of fiscal 2012. There were no repurchases of our common stock this quarter.

Net cash used in operating activities was approximately $7.9 million in Q1 of fiscal 2013, compared with approximately $21.1 million in Q1 of fiscal 2012.

Subsequent to March 30, 2013, as expected, the Company utilized its line of credit to pay remaining prior year bonuses and obligations to senior revenue-producers.

With respect to our credit facility, we are pleased to announce that we closed yesterday on an expanded and improved revolving credit facility. This facility is for $125 million and a five-year term, up from $60 million and a three-year term. In addition to RBS Citizens, we are excited to add Bank of America and Sovereign Bank as banking partners. The new facility permits multi-currency borrowings in U.S. Dollars, Euros, and British Pounds, and provides improved financial covenants and pricing. In addition to using the new facility for working capital purposes, it will also provide us with the financial flexibility to pursue select talent acquisitions.

This concludes the prepared CFO remarks.

NON-GAAP FINANCIAL MEASURES

In addition to reporting its financial results in accordance with U.S. generally accepted accounting principles, or GAAP, the Company has also provided in these remarks non-GAAP revenue, non-GAAP gross margin, non-GAAP SG&A expenses, non-GAAP depreciation and amortization, non-GAAP operating income, non-GAAP interest and other income (expense), net, non-GAAP tax provision, non-GAAP net income, and non-GAAP net income per diluted share.  The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method for evaluating its results of operations.  The Company believes that presenting its financial results excluding certain restructuring costs, and NeuCo’s results is important to investors and management because it is more indicative of its ongoing operating results and financial condition.  These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated.  The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Specifically, for the first quarter of fiscal 2013, the Company has excluded NeuCo’s results, and for the first quarter of fiscal 2012, the Company has excluded certain restructuring costs and NeuCo’s results.

SAFE HARBOR STATEMENT

Statements in these prepared CFO remarks concerning the future business, operating results, tax rates, and financial condition of the Company, the anticipated, expected or intended impact of the Company’s key hires and expense management initiatives,  and statements using the terms “anticipates,” “believes,” “expects,” “should,” “prospects,” “target,” “on track,” “optimistic,” “remaining positive,” “hope,” “opportunities” or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual performance or results to differ materially from any forward-looking statements made by the Company include, among others, the Company’s restructuring costs and attributable annual cost savings, changes in the Company’s effective tax rate, share dilution from the Company’s stock-based compensation, dependence on key personnel, attracting, recruiting and retaining qualified consultants, dependence on outside experts, utilization rates, completing acquisitions and factors related to its completed acquisitions, including integration of personnel, clients and offices, and unanticipated expenses and liabilities, the risk of impairment write downs to the Company’s intangible assets, including goodwill, if the Company’s enterprise value declines below certain levels, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect the Company’s practice areas, management of new offices, the potential loss of clients, the ability of customers to terminate the Company’s engagements on short notice, dependence on the growth of the Company’s management consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, general economic conditions, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of these remarks.